EXHIBIT 3(i).1

                                                   State of Delaware
                                                   Secretary of State
                                                   Division of Corporations
                                                   Delivered 01:49 PM 04/17/2003
                                                   Filed 1:36 PM 04/17/2003
                                                   SRV 030253114 - 3648702 FILE

                          CERTIFICATE OF INCORPORATION

         FIRST:   The name of the Corporation shall be W3 Group, Inc.

         SECOND: Its registered office in the State of Delaware is to be located at 2711 Centerville Road. Suite 400, in the City of Wilmington, County of New Castle and its registered agent at such address is CORPORATION SERVICE COMPANY.

         THIRD:   The purpose or purposes of the corporation shall be:

                  To engage in any lawful act or activity for which corporations
                  may  be  organized  under  the  General   Corporation  Law  of
                  Delaware.

         FOURTH: The total number of shares of stock which this corporation is authorized to issue Fortyy Million (40,000,000) shares of common stock and Ten Million (10,000,000) shares of preferred stock, each with a par value of one hundredth of one cent ($.0001) per share.

The powers. preferences and rights and the qualifications, limitations or restrictions thereof shall be determined by the board of directors.

         FIFTH:   The name and address of the incorporator is as follows:
                             M. A. Brzoska
                             Corporation Service Company
                             2711 Centerville Road
                             Suite 400
                             Wilmington, Delaware 19808

         SIXTH:   The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

         SEVEN: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the directors duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability any director of the Corporation for or with respect to any acts or omissions of such director occuring prior to such amendment.

         IN WITNESS WHEREOF, the undersigned. being the incorporator herein before named, has executed, signed and acknowledged this certificate of incorporation this seventeenth day of April, AD. 2003.

                                             /S/ M. A. BRZOSKA
                                        ---------------------------
                                        M. A Brzoska
                                        Incorporator